UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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BLACKBAUD, INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 13, 2007
To The Stockholders:
     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Blackbaud, Inc. will be held on Wednesday, June 13, 2007 at 10:00 a.m. at our corporate headquarters located at 2000 Daniel Island Drive, Charleston, South Carolina 29492 for the following purposes:
     1. To elect two directors for a three-year term expiring in 2010;
     2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and
     3. To transact such other business as may properly come before the meeting or any adjournment thereof.
     These items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on April 27, 2007 are entitled to notice of and to vote at the meeting.
     All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it has been voted at the annual meeting. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

For the Board of Directors, BLACKBAUD,INC.

Timothy V. Williams,
Senior Vice President, Chief Financial Officer and Assistant Sceretary

Charleston, South Carolina
April 30, 2007
Your vote is important. In order to assure your representation at the meeting, please complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope.

BLACKBAUD, INC.
PROXY STATEMENT
2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 13, 2007
General
     The enclosed proxy is solicited on behalf of our Board of Directors of Blackbaud, Inc. for use at the annual meeting of stockholders to be held Wednesday, June 13, 2007 at 10:00 a.m., local time, at our corporate headquarters located at 2000 Daniel Island Drive, Charleston, South Carolina 29492, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 27, 2007 are entitled to notice of and to vote at the meeting.
     These proxy solicitation materials and the Annual Report to Stockholders for the year ended December 31, 2006, including financial statements, were first mailed on or about May 4, 2007 to stockholders entitled to vote at the meeting.
     The purposes of the meeting are:
1.	To elect two directors for a three-year term expiring in 2010;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.
Record Date and Shares Outstanding
     Stockholders of record at the close of business on April 27, 2007 are entitled to notice of and to vote at the meeting. At the record date 43,927,427 shares of our common stock were issued and outstanding.
Revocability of Proxies
     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:
•	Filing with our Corporate Secretary at or before the taking of the vote at the meeting a written notice of revocation bearing a later date than the proxy;

•	Duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at or before the taking of the vote at the meeting; or

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).
     Any written notice of revocation or subsequent proxy should be delivered to Blackbaud, Inc. at our headquarters located at 2000 Daniel Island Drive, Charleston, South Carolina 29492, Attention: Corporate Secretary, or hand-delivered to our Corporate Secretary before the taking of the vote at the meeting.

Voting
     Each holder of common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the meeting. Stockholders’ votes will be tabulated by persons appointed by our Board of Directors to act as inspectors of election for the meeting. Abstentions are considered shares present and entitled to vote and, therefore, have the same legal effect as a vote against a matter presented at the meeting. Any shares held in street name for which the broker or nominee receives no instructions from the beneficial owner, and as to which such broker or nominee does not have discretionary voting authority under applicable rules, will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes but will be considered for purposes of determining the presence of a quorum.
Solicitation of Proxies
     We will bear the expense of soliciting proxies in the enclosed form. In addition, we might reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners. Proxies may also be solicited by our directors, officers or employees, personally or by telephone, telegram, facsimile or other means of communication. We do not intend to pay additional compensation for doing so.
Householding Matters
     Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement either now or in the future, please contact our Corporate Secretary by writing to our principal office at 2000 Daniel Island Drive, Charleston, South Carolina 29492. Upon written request, we will provide a separate copy of this proxy statement. In addition, security holders sharing an address can request delivery of a single copy of proxy statements if you are receiving multiple copies upon written request to our Corporate Secretary at the address stated above.

PROPOSAL ONE
ELECTION OF DIRECTORS
Nominees
     Our Board of Directors consists of six directors, which are divided into three classes, each of whose members serve for a staggered three-year term. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. Our Class C directors, Marc E. Chardon and John P. McConnell, have been nominated to fill a three-year term expiring in 2010. The two other classes of directors, who were elected or appointed for terms expiring at the annual meetings in 2008 and 2009, respectively, will remain in office.
     Unless a proxy is marked to withhold authority to vote, the proxy holders will vote the proxies received by them for the two Class C nominees named below, each of whom is currently a director and each of whom has consented to be named in this proxy statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by our Board of Directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director.
The Board of Directors unanimously recommends voting “FOR” the two Class C nominees listed below.
     The name of and certain information regarding each Class C nominee as of April 27, 2007 is set forth below, together with information regarding our Class A and Class B directors remaining in office. This information is based on data furnished to us by the nominees and directors. There are no family relationships among our directors, director nominees or executive officers. The business address for each nominee for matters regarding Blackbaud is 2000 Daniel Island Drive, Charleston, South Carolina 29492.

Name	Director Since	Age	Position(s) With Blackbaud
Class C Nominees for Terms Expiring in 2010

Marc E. Chardon	November 2005	51	President, Chief Executive Officer and Director
John P. McConnell	March 2006	56	Director

Class A Directors with Terms Expiring in 2008

Marco W. Hellman	October 1999	45	Chairman of the Board of Directors
Carolyn Miles	March 2007	45	Director

Class B Directors with Terms Expiring in 2009

George H. Ellis	March 2006	58	Director
Andrew M. Leitch	February 2004	63	Director
Class C Nominees
     Marc E. Chardon has served as our President, Chief Executive Officer and a member of our Board of Directors since November 2005. Previously, Mr. Chardon served as chief financial officer for the $11 billion Information Worker business group at Microsoft Corporation, where he was responsible for the core functions of long-term strategic financial planning and business performance management. He joined Microsoft in August 1998 as general manager of Microsoft France. Prior to joining Microsoft, Mr. Chardon was general manager of Digital France. He joined Digital in 1984, and held a variety of international marketing and business roles within the company. In 1994, Mr. Chardon was named director, office of the president, with responsibility for Digital’s corporate strategy development. Mr. Chardon is an American/ French dual national. He is an economics honors graduate from Harvard College.
     John P. McConnell joined our Board of Directors in March 2006. Mr. McConnell served as the president and chief executive officer of A4 Health Systems, Inc. from December 1998 until its sale to Allscripts Healthcare Solutions, Inc. in March 2006. Mr. McConnell now sits on the board of directors of Allscripts. He co-founded Medic Computer Systems, Inc. in 1982 and served as its chief executive officer until its sale to Misys Plc in 1997. Mr. McConnell also has served on the board of directors of MED3000, Inc. since June 1996. Mr. McConnell serves on the advisory board for the

College of Public Health at University of North Carolina and the board of directors of the 2004 WakeMed Foundation. He holds a BS in finance from Virginia Tech.
Other Directors
     George H. Ellis joined our Board of Directors in March 2006. Mr. Ellis has been Chief Financial Officer of Global 360, Inc., since July 2006. He also has served as the chairman of Softbrands, Inc. since its formation in October 2001, and as its executive chairman from January 2006 to June 2006 and its chief executive officer from October 2001 to January 2006. Mr. Ellis was also the chairman and chief executive officer of AremisSoft Corporation from October 2001 to July 2002 and served as a director of AremisSoft from April 1999 until February 2001. Mr. Ellis is a member of the board of directors and the audit committee chairman of PeopleSupport, Inc. and serves on the board of directors and advisory boards of several nonprofit companies in the Dallas area. Mr. Ellis is a licensed CPA and an attorney in the State of Texas. Mr. Ellis holds a BS in accounting from Texas Tech University and a JD from Southern Methodist University.
     Marco W. Hellman has been Chairman of our Board of Directors since 1999. Mr. Hellman was an associate and a Managing Director with Hellman & Friedman LLC between August 1987 and February 2001. Mr. Hellman holds an AB from University of California at Berkeley and an MBA from Harvard Business School.
     Andrew M. Leitch was appointed to our Board of Directors in February 2004. Mr. Leitch was with Deloitte & Touche LLP for over 27 years, most recently serving as the Vice Chairman of the Management Committee, Hong Kong from September 1997 to March 2000. Mr. Leitch also serves on the board of directors as chairman of the audit committee and member of the compensation committee of Aldila, Inc., a public company, as well as a director of several other private companies. Mr. Leitch is a CPA in the state of New York, and a Chartered Accountant in Ontario, Canada.
     Carolyn Miles has served on our Board of Directors since March 2007. Ms. Miles has been Executive Vice President and Chief Operating Officer of Save the Children, a nonprofit organization, since 2004 and has served in various capacities since joining Save the Children in 1998. Prior to joining Save the Children, Ms. Miles worked with American Express Travel-Related Services in New York and Hong Kong. Ms. Miles holds an MBA from the University of Virginia’s Darden School of Business and a BS from Bucknell University.
Required Vote
     The two nominees receiving the highest number of affirmative votes of the common stock present or represented and entitled to be voted for them shall be elected as Class C directors. Abstentions or votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no legal effect on the election under Delaware law.
CORPORATE GOVERNANCE MATTERS
Board Composition
     Our Board of Directors is currently composed of six directors, five of whom our Board of Directors has determined to be independent within the meaning of the Nasdaq Marketplace Rules, the Sarbanes-Oxley Act and SEC Rule 10A-3. Mr. Chardon, our President and Chief Executive Officer, is the only member of management serving as a director. Our bylaws provide that the number of directors constituting our Board of Directors shall not be less than five nor more than nine, and the exact number of directors may be fixed or changed, within this range, by resolution adopted by the affirmative vote of a majority of the directors then in office. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.
Independence of Directors
     The Board of Directors has adopted categorical standards or guidelines to assist our Board of Directors in making its independence determinations with respect to each director. These standards are published in Section 1 of our Corporate Governance Guidelines and are available under Corporate Governance in the Company — Investor Relations section of our website at www.blackbaud.com. The Board of Directors has determined that the following five directors are independent within the meaning of the Nasdaq Marketplace Rules, the Sarbanes-Oxley Act and SEC Rule 10A-3: Ms. Miles and Messrs. Ellis, Hellman, Leitch and McConnell. As part of such determination of independence, our Board of Directors has affirmatively determined that none of these five directors have a relationship with us that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors.
     Carolyn Miles is the Executive Vice President and Chief Operating Officer of Save the Children, a nonprofit organization. Save the Children is a customer of ours and paid us approximately $215,000 for software and services in 2006 pursuant to a standard customer agreement. The Board of Directors considered this relationship and determined that it did not interfere with the exercise of Ms. Miles’ independent judgment in carrying out the responsibilities of a director.
Board Meetings and Committees
     Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee is comprised entirely of independent directors in accordance with Nasdaq Marketplace Rules, the Sarbanes-Oxley Act and SEC Rule 10A-3.
     Our Audit Committee is comprised of Chairman Andrew M. Leitch, George H. Ellis and Marco W. Hellman, and our Board of Directors has determined that Mr. Leitch is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC. The Audit Committee provides assistance to our Board of Directors in its oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, the performance of our internal audit functions, the procedures undertaken by the independent registered public accounting firm and our compliance with other regulatory and legal requirements.
     Our Compensation Committee is comprised of Chairman Marco W. Hellman, Andrew M. Leitch and John P. McConnell. The Compensation Committee reviews and makes recommendations to our Board of Directors concerning the compensation and benefits of our executive officers and directors, administers our equity compensation and employee benefit plans, and reviews general policy relating to compensation and benefits.
     Our Nominating and Corporate Governance Committee is comprised of Chairman Marco W. Hellman, Andrew M. Leitch and George H. Ellis. The Nominating and Corporate Governance Committee is responsible for identifying and recommending qualified nominees to serve on our Board of Directors as well as developing and overseeing our internal corporate governance processes. Additionally, during 2006 the Nominating and Corporate Governance Committee required our Board of Directors and each committee to conduct self-evaluations.
     Each of our committees operates pursuant to a formal written charter. The charters for each committee, which have been adopted by our Board of Directors, contain a detailed description of the respective committee’s duties and responsibilities and are available under Corporate Governance in the Company — Investor Relations section of our website at www.blackbaud.com.
     In addition to the meetings held by the above-referenced committees, the independent non-employee members of our Board of Directors regularly meet in executive session without our Chief Executive Officer or any executive officers present to evaluate the performance of management.
Information Regarding Meetings
     During 2006, our Board of Directors held eight meetings, the Audit Committee held nine meetings, the Compensation Committee held five meetings, and the Nominating and Corporate Governance Committee held twelve meetings. No director attended fewer than 75% of the aggregate of all meetings of our Board of Directors, and the committees on which he or she served, during 2006.
     Although we do not have a formal written policy with respect to Board of Directors members’ attendance at our annual meetings of stockholders, we strongly encourage all directors to attend. All directors attended our 2006 annual meeting of stockholders.
Selection of Nominees for our Board of Directors
     The Nominating and Corporate Governance Committee of our Board of Directors has the responsibility for establishing the criteria for recommending which directors should stand for re-election to our Board of Directors and the selection of new directors to serve on our Board of Directors. In addition, the Committee is responsible for establishing the procedures for our stockholders to nominate candidates to our Board of Directors. Although the Committee has not formulated any specific minimum qualifications for director candidates, it has determined that desirable characteristics include strength of character, mature judgment, career specialization, relevant technical skills, diversity and independence.
     Our bylaws permit any stockholder of record to nominate directors. Stockholders wishing to nominate a director must deliver written notice of the nomination by registered mail, return receipt requested, to the Corporate Secretary at our principal executive offices not more than seventy-five (75) and not less than forty-five (45) days before the meeting at which directors are to be elected. Any such notice shall set forth: (a) all information relating to the director nominee that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including each nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) the name and address, as they appear on our corporate books, of the nominating stockholder; (c) the class and number of our shares that are beneficially owned by the nominating stockholder; (d) a representation that the nominating stockholder is a holder of record of our stock, is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the director; and (e) any and all material agreements that the stockholder has with the director nominee. The Nominating and Corporate Governance Committee will evaluate a nominee recommended by a stockholder in the same manner in which the Committee evaluates nominees recommended by other persons.
Code of Business Conduct and Code of Ethics
     Our Board of Directors has adopted a code of business conduct and ethics that applies to all of our directors and employees. Our Board of Directors has also adopted a separate code of ethics for our Chief Executive Officer and all senior financial officers, including our Chief Financial Officer and the principal accounting officer or controller, or persons performing similar functions. We will provide copies of our code of business conduct and code of ethics without charge upon request. To obtain a copy of our code of business conduct and code of ethics, please send your written request to Blackbaud, Inc., 2000 Daniel Island Drive, Charleston, South Carolina 29492, Attn: General Counsel. Our code of business conduct and code of ethics are also available under Corporate Governance in the Company — Investor Relations section of our website at www.blackbaud.com.
Communications with our Board of Directors
     Stockholders who wish to communicate with members of our Board of Directors, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at our principal executive offices. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by tour Board of Directors due to the nature or volume of the correspondence.
Compensation Committee Interlocks and Insider Participation
     The members of the Compensation Committee for 2006 were Chairman Marco W. Hellman, Andrew M. Leitch and John P. McConnell. None of these individuals has ever served as an officer or employee of ours. Marc E. Chardon, our President and Chief Executive Officer participated in discussions and decisions regarding salaries and incentive compensation for all of our executive officers, except Mr. Chardon is excluded from discussions regarding his own salary, bonus and equity compensation. None of the members of the Compensation Committee serves or in the past has served as one of our officers or has been employed by us and none of our executive officers have served on the compensation committee or board of any company that employed any member of our Compensation Committee or Board of Directors.
Compensation of Directors
     Effective July 1, 2006, we pay non-employee members of our Board of Directors, other than the chairperson of our Board of Directors and the chairperson of our Audit Committee, an annual cash retainer of $17,500. The chairperson of our Board of Directors receives an annual cash retainer of $50,000 and the chairperson of our Audit Committee receives an annual cash retainer of $32,500. All non-employee directors receive $3,000 for each of our regularly scheduled quarterly meetings of our Board of Directors attended in person and $1,000 for each of our regularly scheduled quarterly committee meetings attended in person. In addition, we pay each non-employee director $1,000 for each non-scheduled meeting of our Board of Directors or committee meeting attended by telephone.

     With the exception of Ms. Miles, each non-employee director also receives an annual grant of restricted stock, to be granted on July 1st of each year. The number of shares pursuant to each grant shall equal $60,000 divided by the fair market value of our common stock on the date of grant. The shares granted shall vest 100% on the first anniversary of the date of grant, subject to the director remaining a member of our Board of Directors. In addition, we pay our non-employee chairperson of our Board of Directors an additional grant of restricted stock worth $30,000 upon the same terms as the restricted stock grants previously referenced. In lieu of restricted stock, Ms. Miles will receive, at the time of the restricted stock grant, additional cash compensation equal to $60,000 due to her position with Save the Children and its policies on stock ownership.
     Under our Non-Employee Directors’ Stock Ownership Guidelines, it is expected that non-employee directors will accumulate, through equity compensation, not later than three years after first receiving his or her first annual restricted stock award, $100,000 of our common stock. Once a non-employee director has been a director for five consecutive years, he or she shall be expected to accumulate, through equity compensation, $200,000 of our common stock. Additionally, non-employee directors should not dispose of any shares of restricted stock granted to such director until reaching the ownership targets, unless the disposition is to satisfy tax obligations resulting from the lapse of restrictions. Due to the stock ownership policies of Save the Children, Ms. Miles is exempt from the Non-Employee Directors’ Stock Ownership Guidelines.
     Our non-employee directors are encouraged to attend director education seminars that are designed to develop skills and strategies for effective service on our Board of Directors. As such, it is our policy to reimburse non-employee directors for the reasonable and direct costs, including transportation and lodging, of attending such educational seminars. These reimbursement costs are not included in the Director Compensation for 2006 below.
DIRECTOR COMPENSATION FOR 2006

	Fees Earned
	or Paid in	Stock	Option	All Other
Name	Cash	Awards (1)	Awards(1)	Compensation (2)	Total
George H. Ellis	$46,500	$7,510	—	$370	$54,380
Marco W. Hellman	$50,000	$47,372	$29,290	$555	$127,217
Andrew M. Leitch	$79,500	$25,498	$11,335	$370	$116,703
John P. McConnell	$35,500	$7,510	—	$370	$43,380
Paul V. Barber (3)	$20,000	—	—	—	$20,000
Dr. Sandra Hernandez (3)	$6,000	—	—	—	$6,000
David R. Tunnell (3)	—	—	—	—	—

(1)	The reported amounts represent the amount of compensation expense we recognized in 2006 (as the “requisite service period” per SFAS 123R) pertaining to restricted stock and options awarded to our directors in 2006 as well as in prior fiscal years. Following SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant-date fair value of restricted stock awards granted in 2006 were $60,000 for Messrs. Ellis, Leitch and McConnell and $90,000 for Mr. Hellman. No option awards were granted to our directors in 2006.

(2)	Includes only dividends paid on shares of restricted stock granted as equity compensation.

(3)	Dr. Hernandez resigned from our Board of Directors on March 16, 2006, while Messrs. Tunnell and Barber resigned from our Board of Directors on June 30, 2006.

     The table below shows the number of shares of restricted stock and stock options held by non-employee directors that were received as compensation as of December 31, 2006.

Name	Restricted Stock (1)	Stock Options(2)
George H. Ellis	2,643	—
Marco W. Hellman	3,965	22,500
Andrew M. Leitch	2,643	18,274
John P. McConnell	2,643	—
David R. Tunnell (3)	—	—
Paul V. Barber (3)	—	—
Dr. Sandra Hernandez (3)	—	—

(1)	The 2,643 (Messrs. Ellis, Leitch and McConnell) and 3,965 (Mr. Hellman) shares of restricted stock granted on July 1, 2006 vest 100% on July 1, 2007.

(2)	Mr. Hellman’s stock options vest in four equal installments beginning on July 22, 2005. 13,274 of Mr. Leitch’s stock options vested in three equal installments beginning on February 17, 2005 and 5,000 of the options vest in four equal installments beginning on July 22, 2005.

(3)	Dr. Hernandez resigned from our Board of Directors on March 16, 2006, while Messrs. Tunnell and Barber resigned from our Board of Directors on June 30, 2006.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee of our Board of Directors has selected the independent registered public accounting firm of PricewaterhouseCoopers LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2007 and recommends that stockholders vote for ratification of such appointment. Notwithstanding the selection and ratification, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time, if it believes doing so would be in our best interests and the best interests of our stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider, but might not change, its selection.
     PricewaterhouseCoopers LLP has audited our financial statements annually since 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Vote Required
     Approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote and present or represented at the meeting.
     In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.
The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
     The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 16, 2007, unless otherwise noted below, for the following:
•	each person or entity known to own beneficially more than 5% of the outstanding common stock as of the date indicated in the corresponding footnote;

•	each director;

•	each of the named executive officers named in the Summary Compensation table; and

•	all directors and executive officers as a group.
     Applicable percentage ownership is based on 43,926,727 shares of common stock outstanding as of April 16, 2007, unless otherwise noted below, together with applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to options currently exercisable, or exercisable within 60 days after April 16, 2007, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o Blackbaud, Inc., 2000 Daniel Island Drive, Charleston, South Carolina 29492.

		Shares Under	Total Shares	Percentage
	Shares	Exercisable	Beneficially	Beneficially
Five Percent Stockholders, Directors And Executive Officers	Owned	Options(1)	Owned	Owned
FMR Corp. (2) 82 Devonshire Street, Boston, Massachusetts 02109			4,532,816	10.3%
Waddell & Reed Financial, Inc.(3) 6300 Lamar Avenue Overland Park, Kansas 66202			2,872,900	6.5%
Munder Capital Management (4) 480 Pierce Street Birmingham, Michigan 48012			2,604,742	5.9%
Timothy V. Williams	13,473	375,000	388,473	*
Marc E. Chardon	53,443	267,789	321,232	*
Marco W. Hellman	117,988	11,250	129,238	*
Christopher R. Todd	78,473	—	78,473	*
Richard S. Braddock, Jr.	34,662	14,436	49,098	*
Gerard J. Zink	32,608	7,154	39,762	*
Andrew M. Leitch	5,843	15,774	21,617	*
George H. Ellis	2,643	—	2,643	*
John P. McConnell	2,643	—	2,643	*
Carolyn Miles	—	—	—	—
All executive officers and directors as a group (17 persons)	519,022	889,500	1,408,522	3.2%

*	Less than one percent.

(1)	Includes only options exercisable within 60 days of April 16, 2007.

(2)	According to the information contained in the Schedule 13G amendment filed by FMR Corp. with the SEC on February 12, 2007, FMR Corp. reported that, as of January 31, 2007, it or certain of its affiliates beneficially owned in the aggregate 4,532,816 shares, that it had sole voting power with respect to 1,466,615 shares and sole dispositive power with respect to 4,532,816 shares.

(3)	According to the information contained on Schedule 13G filed with the SEC on February 9, 2007, Waddell & Reed Financial, Inc. reported that, as of December 31, 2006, it or certain of its affiliates beneficially owned 2,872,900 shares, and that it had sole voting and dispositive power as to 2,872,900 shares.

(4)	According to the information contained on Schedule 13G filed with the SEC on February 14, 2007, Munder Capital Management reported that, as of December 31, 2006, it had sole voting power as to 2,321,092 shares and sole dispositive power as to 2,604,742 shares.

EXECUTIVE COMPENSATION AND OTHER MATTERS
COMPENSATION COMMITTEE REPORT
     Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this Compensation Committee Report is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference into any such filings.
     The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis section of this proxy statement with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2006.
THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Marco W. Hellman, Chairman
Andrew M. Leitch
John P. McConnell
COMPENSATION DISCUSSION AND ANALYSIS
Objectives and Philosophy of Executive Compensation Program
     Our objective and philosophy is to establish executive compensation, whether through salary, cash-based bonus plans or indirectly through appreciation of equity awards, that will ultimately contribute toward enhancing stockholder value. With this philosophy and these objectives in mind, our Compensation Committee designs compensation plans and incentives to link the financial interests of our executive officers to the attainment and furtherance of our long-term business strategies, and in turn, the interests of our stockholders. Accordingly, our executive officers are primarily rewarded for successfully meeting quantitative performance goals which are directly related to generating positive returns for our stockholders.
     In making decisions affecting our executive compensation, the Compensation Committee reviews the nature and scope of the executive officer’s responsibilities, their level of experience and their past performance in executing our short and long-term objectives. The Compensation Committee also considers peer group and industry-wide compensation trends in setting compensation levels. To assist them in making this assessment, the Compensation Committee engages third-party compensation consultants. During 2006, the Compensation Committee engaged Longnecker and Associates as our compensation consultants. Our Senior Vice President of Human Resources facilitates communication between the Compensation Committee and Longnecker and Associates and provides management input to the executive compensation process. This process entails not only an assessment of how an executive’s compensation ranks among others holding similar positions within a peer group, but also takes into account the different elements (e.g., cash, equities, short or long-term) of compensation awarded to other peer company executives. Additionally, as part of the executive compensation analysis, we determine how our executive compensation policy compares with peers on performance factors, including earnings per share, revenue, revenue growth , EBIT, EBIT growth and EBIT margin.
     Our primary goal in establishing executive compensation is to link executive compensation to overall financial performance as measured by objective standards, and to fairly assess each executive’s performance with respect to his or her particular duties and objectives. At the same time, the Compensation Committee is mindful of the importance of compensating its executive officers in a manner and at a level that will retain them as employees and incent them to perform at their highest level. As a general policy, the Compensation Committee does not favor non-cash benefits or perquisites to executive officers that are not available to our employees generally, but instead prefers cash or equity-based awards based on the achievement of objective goals established under annual bonus and long-term incentive plans.

Executive Compensation
     We have a compensation program which consists of two principal components or elements: cash-based compensation and equity-based compensation. These two principal components are intended to attract, retain, motivate and reward executives who are expected to manage both the short-term and long-term success of our company.
Cash-Based Compensation
     Cash-based compensation consists of salary and a discretionary performance-based annual bonus. The salaries and bonuses of each of the executive officers, other than Marc E. Chardon, our Chief Executive Officer, for the year ended December 31, 2006 were reviewed and approved by the Compensation Committee upon the recommendation of Mr. Chardon.
     Base Salary. The salaries of our executive officers are based on peer group studies, individual and corporate performance and historical compensation practices for such officers. By rewarding our executive officers with a competitive salary, we are able to attract and retain the highly qualified personnel with the specialized skill sets required to achieve our short and long-term objectives resulting in enhanced stockholder value.
     The table below shows each named executive officer’s base salary for 2006 and 2007, the amount of the increase, if any, and the percentage increase for 2007.

Name	2006 Salary	2007 Salary	$ Increase	% Increase
Marc E. Chardon	$525,000	$543,375	$18,375	3.50%
Timothy V. Williams	$275,000	$286,000	$11,000	4.00%
Richard S. Braddock, Jr.	$220,000	$227,700	$7,700	3.50%
Christopher R. Todd	$255,000	$263,925	$8,925	3.50%
Gerard J. Zink	$255,000	$263,925	$8,925	3.50%
     Benefits and Perquisites. It is the Compensation Committee’s goal to generally provide the same benefits to our executive officers as is provided to all of our employees. Accordingly, the executive officers are entitled to receive certain cash benefits which are received by all of our eligible employees. These benefits include a matching contribution to our 401(k) plan, payment of life and disability insurance premiums and dividends paid on restricted stock. Certain executive officers also receive an automobile allowance.
     Performance-Based Annual Bonus. Our corporate annual cash bonus plan provides for the payment of cash bonuses based on our performance in relation to predetermined company objectives. For 2006, the corporate annual cash bonus plan was based primarily on objective performance goals - ones that measured and accorded the Compensation Committee deemed appropriate weight to revenue (70%) and Adjusted EBIT (30%). For the corporate annual cash bonus plan, Adjusted EBIT means the sum of the following determined on a consolidated basis, without duplication, for us and our subsidiaries in accordance with generally accepted accounting principles: (a) net income plus (b) the sum of the following to the extent deducted in determining net income (i) income and franchise taxes, (ii) interest expense, and (iii) bonus expense less (c) interest income and any extraordinary gains. Additionally, unlike Messrs. Chardon and Williams, Messrs. Braddock, Todd and Zink’s annual cash bonus plan targets consist of a blend of the corporate annual cash bonus plan explained above and the performance of business units for which they have responsibility.
     Each executive officer other than Mr. Chardon had a bonus target ranging between 40% and 50% of his or her base salary. In January 2006, the Compensation Committee approved revenue, Adjusted EBIT and business unit performance goals in order to measure the objective performance goals at the end of the year. Based on our achievement of these goals, executive officers would be eligible to receive between 0% and 200% of their bonus. The minimum performance required before any bonus is paid is 90% of revenue and Adjusted EBIT. If either revenue or Adjusted EBIT is less than 90% of budget, no bonuses are awarded under the plan. On the other hand, executive officers are eligible for bonus payouts up to a maximum of 200% of their bonus targets if revenue and Adjusted EBIT is 120% of the budgeted amounts. The above criteria represent the minimum and maximum available bonus payments as actual bonus payouts are determined on an evaluation of the executive officer’s overall performance. Based on our performance in 2006, the payout under the corporate annual cash bonus plan was calculated as 83.9% of the targeted bonus.

Equity Incentive Programs
     Long-term equity incentives, including restricted stock, stock-settled stock appreciation rights (“SARs”) and stock options granted pursuant to our 2004 Stock Plan and stock options granted pursuant to our 2001 and 1999 Stock Option Plans, align the financial interests of management and employees with those of its stockholders. Prior to 2006, we granted stock options to eligible employees and directors as incentives. In order to continue to align employee incentives with stockholder interests and because we determined that a change in our equity compensation structure would be both beneficial to us and to our employees, in 2005 we began awarding shares of restricted stock to eligible employees and directors instead of stock options. We believe that restricted stock grants that vest over time or SARs, first awarded in 2006, that fully vest three years after the date of grant, are particularly strong incentives because they become more valuable to the executive officers as the fair market value of our common stock increases and the executive officer must remain employed for a fixed period of time in order for the stock or SARs to fully vest.
     We do not have any programs, plans or practices with respect to the timing of equity grants in coordination with the release of material nonpublic information. Likewise, we do not time the release of material nonpublic information for the purpose of affecting the value of equity or other compensation granted to our named executive officers. As a policy, the Compensation Committee grants equity awards during periods considered to be our open trading windows (beginning two business days following our earnings release and ending one month prior to the end of the fiscal quarter).
     Each of our named executive officers (other than Mr. Chardon, whose equity compensation is discussed in detail below) received a grant of 1,886 shares of restricted common stock and 24,774 SARs on November 9, 2006. These restricted stock grants vest over four years with 25% of the shares vesting on each of the first, second, third and fourth anniversaries of the date of grant. The SARs fully vest on the third anniversary of the date of grant and expire on the fifth anniversaryof the date of grant. The SARs can be exercised any time after vesting until they expire and shall be settled in shares of our common stock at the time of exercise. The number of shares issued upon the exercise of the SARs is calculated as the difference between the share price of our stock on the date of exercise and the date of grant multiplied by the number of SARs and then divided by the share price on the exercise date. The Board of Directors or the Compensation Committee may grant future shares of restricted stock or SARs with vesting schedules that differ from this schedule.
     The number of shares of restricted stock and number of SARs granted to each executive, other than Mr. Chardon, is determined by the Compensation Committee upon the recommendation of Mr. Chardon. In making its determination, the Compensation Committee considers the executive’s position, his or her individual performance, existing equity awards held by the executive and other relevant factors.
Compensation of Chief Executive Officer
     Marc E. Chardon became our President and Chief Executive Officer on November 28, 2005. In determining the compensation for Mr. Chardon, the Compensation Committee considered comparative financial and compensation data of selected peer companies. The Compensation Committee set Mr. Chardon’s base salary for 2005 and 2006 at $525,000. However, in January 2007, the Compensation Committee increased Mr. Chardon’s base salary for 2007 to $543,375, an increase of 3.5%. Mr. Chardon is also entitled to receive an annual bonus, 80% of which is based on attainment of revenue and Adjusted EBIT goals and 20% of which is based on the subjective evaluation of Mr. Chardon’s performance by the Compensation Committee. Mr. Chardon’s bonus is targeted at $450,000, but can increase to $900,000 if we exceed our revenue and Adjusted EBIT goals and Mr. Chardon qualifies for the full amount of the subjective portion of his bonus. In addition, Mr. Chardon’s bonus may be less than $450,000 if we do not meet our revenue and Adjusted EBIT goals or he does not qualify for the full amount of the subjective portion of his bonus. Based upon our performance and the performance of Mr. Chardon in 2006, Mr. Chardon’s bonus was 86.6% of his targeted bonus, or 74.3% of his base salary.
     In connection with entering into the employment agreement with Mr. Chardon, we granted to Mr. Chardon an option to purchase 800,000 shares of our common stock. This stock option vested as to 25% of the shares on the first anniversary of the date of grant (November 28, 2006), with 1/12 of the shares vesting every three months thereafter until fully vested. We also granted Mr. Chardon 34,938 shares of restricted common stock on November 28, 2005, 25% of which have or shall vest on the first, second, third and fourth anniversary of the date of grant. On November 9, 2006, the Compensation
     Committee granted 21,028 shares of restricted stock to Mr. Chardon, 25% of which shall vest on the first, second, third and fourth anniversary of the date of grant as provided in his agreement.

Tax Deductibility of Executive Compensation
     The Compensation Committee also considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for Mr. Chardon and the other senior executive officers, except for compensation that is performance-based under a plan that is approved by the stockholders and that meets certain other technical requirements. It is the policy of the Compensation Committee to periodically review and consider whether particular compensation and incentive payments to our executives will be deductible for federal income tax purposes. Based on our current compensation plans and policies and proposed regulations interpreting this provision of the Code, we believe that, for the near future, there is little risk that we will lose any significant tax deduction for executive compensation. However, the Compensation Committee retains the ability to evaluate the performance of our executives and to compensate executives appropriately, even if it may result in the non-deductibility of certain compensation under federal tax law.
SUMMARY COMPENSATION TABLE FOR 2006
     The following table sets forth information concerning compensation paid or accrued to our Chief Executive Officer, our Chief Financial Officer and the other three most highly compensated officers in 2006. For purposes of this proxy statement, we refer to the executive officers named in the table below as the named executive officers.

					Non-Equity
Name and Principal			Stock	Option	Incentive Plan	All Other
Position	Year	Salary	Awards (1)	Awards (1)	Compensation (2)	Compensation (3)	Total
Marc E. Chardon President and Chief Executive Officer	2006	$525,000	$166,822	$4,844,739	$389,880	$81,668	$6,008,109
Timothy V. Williams Senior Vice President and Chief Financial Officer	2006	$275,000	$48,486	$9,805	$114,538	$20,735	$468,564
Richard S. Braddock, Jr. Senior Vice President of Marketing	2006	$220,000	$48,486	$122,431	$75,893	$3,815	$470,625
Christopher R. Todd Senior Vice President of Sales	2006	$255,000	$48,486	$11,529	$105,000	$19,781	$439,796
Gerard J. Zink Senior Vice President of Customer Support	2006	$255,000	$48,486	$11,198	$97,818	$21,604	$434,106

(1)	The reported amounts represent the amount of compensation expense we recognized in 2006 (as the “requisite service period” per SFAS 123R) pertaining to unvested restricted stock, stock options and SARs awarded to our executive officers in 2006 as well as in prior fiscal years. Following SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. All assumptions made regarding the valuation of equity awards can be referenced in Note 11 “Stock-based compensation” to the consolidated financial statements located in our most recent Annual Report on Form 10-K filed on February 28, 2007.

(2)	The amounts were awarded in February 2007, but were earned based on meeting certain pre-established performance targets under our annual incentive bonus plan for the year ending December 31, 2006 as discussed in the Compensation Discussion and Analysis section of this proxy statement.

(3)	Includes $7,500 for a matching contribution under our 401(k) plan for each named executive officer, with the exception of Mr. Braddock who did not participate, and the following for each individual:
•	For Mr. Chardon, $52,835 for relocation expenses, $10,000 for legal fees related to the negotiation of his employment agreement, $10,643 for dividends paid on restricted stock and a payment of $690 for life and disability insurance premiums;

•	For Mr. Williams, $8,400 for an automobile allowance, $3,545 for dividends paid on restricted stock and payments of $1,290 for life and disability insurance premiums;

•	For Mr. Braddock, $3,545 for dividends paid on restricted stock and payments of $270 for life and disability insurance premiums;

•	For Mr. Todd, $6,000 for an automobile allowance, $3,545 for dividends paid on restricted stock, $2,466 for his spouse’s travel costs to a sales awards meeting and payments of $270 for life and disability insurance premiums; and

•	For Mr. Zink, $8,400 for an automobile allowance, $3,545 for dividends paid on restricted stock, $1,859 for an equipment subsidy and payments of $300 for life and disability insurance premiums.
GRANT OF PLAN-BASED AWARDS FOR 2006
     The following table provides information regarding grants of plan-based awards made to our executive officers in 2006.

					All Other	All Other
					Stock	Option			Grant-
					Awards;	Awards;			Date Fair
	Estimated Future Payouts				Number of	Number of	Exercise or	Closing	Value of
	Under Non-Equity				Shares of	Securities	Base Price	Price on	Stock and
	Incentive Plan Awards				Stock or	Underlying	of Option	Date of	Option
	Grant	Threshold	Target	Maximum	Units	Options	Awards	Grant	Awards
Name	Date	($)	($) (1)	($)	(#)(2)	(#)(3)	($/sh)(4)	($/sh)(4)	($)(5)
Marc E. Chardon	01/24/06	$0	$450,000	$900,000
	11/09/06				21,028				$553,878
Timothy V. Williams	01/24/06	$0	$137,500	$275,000
	11/09/06				1,886				$49,677
	11/09/06					24,774	$26.75	$26.34	$202,899
Richard S. Braddock, Jr.	01/24/06	$0	$99,000	$198,000
	11/09/06				1,886				$49,677
	11/09/06					24,774	$26.75	$26.34	$202,899
Christopher R. Todd	01/24/06	$0	$127,500	$255,000
	11/09/06				1,886				$49,677
	11/09/06					24,774	$26.75	$26.34	$202,899
Gerard J. Zink	01/24/06	$0	$102,000	$204,000
	11/09/06				1,886				$49,677
	11/09/06					24,774	$26.75	$26.34	$202,899

(1)	Mr. Chardon’s target bonus is established by the Compensation Committee, and pursuant to his employment agreement his target bonus can be no less than $450,000. The target bonuses for our other named executive officers are based upon a percentage of their annual salary as follows:

Executive	Target
Timothy V. Williams	50% of Annual Salary
Richard S. Braddock, Jr.	45% of Annual Salary
Christopher R. Todd	50% of Annual Salary
Gerard J. Zink	40% of Annual Salary

(2)	Mr. Chardon was granted 21,028 shares of restricted common stock, 25% of which shall vest on the first, second, third and fourth anniversary of the date of grant. The vested and unvested shares of common stock subject to the stock awards are entitled to dividends or dividend equivalents.

Messrs. Williams, Braddock, Todd and Zink were each granted 1,886 shares of restricted common stock, 25% of which shall vest on the first, second, third and fourth anniversary of the date of grant. The vested and unvested shares of common stock subject to the stock awards are entitled to dividends or dividend equivalents.

(3)	Messrs. Williams, Braddock, Todd, and Zink were each granted 24,774 shares of stock appreciation rights (“SARs”). 100% of the SARs will be settled in stock at the time of exercise and vest three years from the date of grant, subject to continued employment. The number of shares issued upon the exercise of the SARs is calculated as the difference between the share price of our stock on the date of exercise and the date of grant multiplied by the number of SARs and then divided by the share price on the exercise date.

(4)	Pursuant to the terms of our 2004 Stock Plan, we use the closing price of the date prior to the date of grant for determining the base price, or exercise price, for our SARS, as this price is known at the time the Compensation Committee approves the grant.

(5)	The grant-date fair value of the restricted stock awards for all of the named executive officers are based on the closing price on the date of grant ($26.34 on November 9, 2006). The SARs grant-date fair value is based on the weighted grant-date fair value of $8.19 per SAR based upon the Black-Scholes option pricing model.
OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END
     The following table contains information concerning unexercised stock options and stock appreciation rights or SARs and shares of restricted stock that have not vested for the named executive officers as of December 31, 2006.

	Option Awards				Stock Awards
						Market
	Number of	Number of				Value of
	Securities	Securities				Shares or
	Underlying	Underlying			Number of Shares	Units of
	Unexercised	Unexercised	Option/SAR	Option/SAR	or Units of Stock	Stock That
	Options/SARs	Options/SARs	Exercise	Expiration	That Have Not	Have Not
Name	Exercisable (#)	Unexercisable(#)(1)	Price ($)	Date	Vested (#) (2)	Vested ($)(3)
Marc E. Chardon	167,789	600,000	$16.10	11/28/2012	47,232	$1,228,032

Timothy V. Williams	375,000	—	$4.80	10/01/2010
	—	24,774	$26.75	11/10/2011	11,636	$302,536
Richard S. Braddock, Jr.	14,436	62,500	$5.44	07/08/2013
	—	24,774	$26.75	11/10/2011	11,636	$302,536
Christopher R. Todd	—	24,774	$26.75	11/10/2011	11,636	$302,536
Gerard J. Zink	7,154	—	$5.44	10/18/2012
	—	24,774	$26.75	11/10/2011	11,636	$302,536

(1)	1/12th of Mr. Chardon’s remaining unvested options vested on February 28, 2007 and will continue to vest 1/12th every three months thereafter, subject to continued employment.

100% of Mr. Braddock’s remaining unvested options vest on July 8, 2007, subject to continued employment.

100% of the unvested SARs for Messrs. Williams, Braddock, Todd, and Zink will vest three years from the date of grant (November 9, 2006), subject to continued employment, and shall be settled in stock at the time of exercise.

(2)	The unvested portion of Mr. Chardon’s award will vest as follows: 26,204 restricted shares will vest in three equal installments beginning on November 28, 2007 and 21,028 restricted shares will vest in four equal installments beginning on November 9, 2007.

The unvested portion of Messrs. Williams, Braddock, Todd, and Zink’s award will vest as follows: 9,750 will vest in three equal installments beginning on October 28, 2007 and 1,886 restricted shares will vest in four equal installments beginning on November 9, 2007.

(3)	Based on $26.00 per share which was the closing price of our common stock on the Nasdaq Global Select Market on December 29, 2006 (the last trading day in 2006).

OPTION EXERCISES AND STOCK VESTED IN 2006
     The table below sets forth information concerning the exercise of stock options and vesting of restricted stock for each named executive officer during 2006.

Name	Option Awards		Stock Awards
	Number of Shares	Value	Number of
	Acquired on	Realized on	Shares Acquired	Value Realized
	Exercise(#)	Exercise ($)(1)	on Vesting (#)	on Vesting ($)(2)
Marc E. Chardon	32,211	$320,603	8,734	$225,949
Timothy V. Williams	225,000	$3,678,630	3,250	$78,650
Richard S. Braddock, Jr.	50,864	$1,004,728	3,250	$78,650
Christopher R. Todd	175,000	$2,592,933	3,250	$78,650
Gerard J. Zink	10,153	$134,825	3,250	$78,650

(1)	Value represents market value at date of exercise less the exercise price.

(2)	Value represents market value on the date of vesting.
Nonqualified Deferred Compensation
     We currently do not offer a deferred compensation plan.
Retirement Plans
     We have no defined benefit pension plans or supplemental retirement plans for executives.
Potential Payments Upon Termination of Employment or Change in Control
     Set forth below are descriptions of potential payments to our named executive officers in connection with any termination of employment or upon a change in control of Blackbaud. The payments are quantified assuming the termination of employment or change in control occurred on the last trading day of our most recently completed fiscal year (December 29, 2006) and that the price per share of common stock is the closing price on December 29, 2006 ($26.00 per share).
Messrs. Williams, Braddock, Todd and Zink
     We have entered into at-will employment agreements with Timothy V. Williams, Richard S. Braddock, Jr., Christopher R. Todd and Gerard J. Zink to employ each officer in their current positions, which agreements are dated January 2, 2001, June 17, 2003, July 31, 2001 and December 17, 2002, respectively. Each agreement prohibits the officer from entering into employment with any direct competitor for two years (with the exception of Mr. Todd’s agreement whose prohibition is for one year) after termination of the agreement and from soliciting any employee of ours to leave us for six months after the termination of the agreement. Additionally, each agreement prohibits the solicitation of our customers or clients for two years after termination of the agreement. None of the agreements provide for any severance payments. The agreements have no set term.
Mr. Chardon
     In November 2005, we entered into a five-year employment agreement with Mr. Chardon to serve as our President and Chief Executive Officer. Under the agreement, Mr. Chardon is entitled to a severance payment upon termination of his employment under certain circumstances, as described below. If in connection with payments following termination of Mr. Chardon’s agreement, Mr. Chardon is subject to taxation under Section 409A(a)(1)(B) of the Internal Revenue Code, we will be obligated to pay an additional “gross up” payment sufficient to place him in the same after-tax position as he would have been had the tax not applied.
     The payments upon termination summarized below assume that the terminating event occurred on the last day of our most recently completed fiscal year (December 31, 2006), and that the price per share of our common stock is the closing market price on the last trading day of our most recently completed fiscal year ($26.00 on December 29, 2006).

Termination Without Cause or For Good Reason
     If Mr. Chardon’s employment is terminated (1) without cause, as defined in the agreement; or (2) by Mr. Chardon for good reason, as defined in the agreement, we will be obligated to:
•	pay a pro-rata share of his target bonus compensation accrued through the termination date ($450,000 based on Mr. Chardon’s 2006 target bonus amount);

•	continue to pay his base salary for a period of twelve months ($525,000);

•	pay a lump sum payment equal to his annual target bonus amount ($450,000);

•	accelerate 12 months of vesting of stock options ($1,980,000) and restricted stock ($363,766) as if his termination date was 12 months later; and

•	provide health benefits at the same level as in effect on the termination date for a period of 18 months ($13,246).
Upon a Change in Control
     If Mr. Chardon’s employment is terminated due to a change in control, as defined in the agreement, we will be obligated to:
•	pay a pro-rata share of his target bonus compensation accrued through the termination date ($450,000 based on Mr. Chardon’s 2006 target bonus amount);

•	continue to pay his base salary for a period of twelve months ($525,000);

•	pay a lump sum payment equal to his annual target bonus amount ($450,000);

•	accelerate and fully vest 100% of unvested stock options ($5,940,000) and restricted stock ($1,228,032); and

•	provide health benefits at the same level as in effect on the termination date for a period of 18 months ($13,246).
Termination For Cause
     If Mr. Chardon’s employment is terminated for cause, as defined in the agreement, we will be obligated to pay him any accrued salary or unpaid vacation time through the termination date.
Death or Disability
     If Mr. Chardon’s employment is terminated by death or by reason of his inability to perform, as defined in the agreement, we will be obligated to pay him or his estate a pay a pro-rata share of his bonus compensation accrued through the termination date ($450,000 based on Mr. Chardon’s 2006 target bonus amount).
     In Mr. Chardon’s employment agreement, the term “cause” is defined generally as:
•	conviction or plea of no contest to any felony;

•	any act of theft, fraud or embezzlement, or any other willful misconduct or willfully dishonest behavior which is materially detrimental to our reputation, business and/or operations;

•	willful and repeated failure or refusal to perform his reasonably-assigned duties; and/or

•	willful violation of the noncompetition, nonsolicitation and confidentiality provisions of the agreement.
     In Mr. Chardon’s employment agreement, the term “good reason” is defined generally as:
•	any materially adverse change or diminution in the office, title, duties, powers, authority or responsibilities and is not corrected within 30 days of notice;

•	the occurrence of a change in control (defined below);

•	our failure to pay or provide him with the compensation or benefits due and payable;

•	a reduction in his base salary or target bonus compensation or a material reduction of any other material employee benefit or perquisite;

•	failure to be elected as a director or his removal from the board of directors; and/or

•	relocation of our principal office to a location more than forty (40) miles from Charleston, South Carolina without his consent.

     In Mr. Chardon’s employment agreement, the term “change in control” is defined generally as:
•	the consummation of a merger or consolidation in which the shareholders of our company immediately prior to such event own less than 50% of the combined entity immediately following the merger or consolidation;

•	a sale of all or substantially all of our assets; and/or

•	our liquidation or dissolution.
EQUITY COMPENSATION PLAN INFORMATION
     The following table provides information as of December 31, 2006 on all of our equity compensation plans currently in effect.

	(a)	(b)	(c)
	Number of		Number of securities
	securities to be		remaining available for
	issued upon	Weighted-average	issuance under equity
	exercise of	price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
Plan category	warrant and rights	warrant and rights	reflected in column (a))
Equity compensation plans approved by security holders
2004 Stock Plan	1,210,561	$16.64	2,098,081
2001 Stock Option Plan	1,020,320	$5.21	—
1999 Stock Option Plan	341,270	$4.80	—

Equity compensation plans not approved by security holders
None	—	—	—
CERTAIN TRANSACTIONS
     Our policy regarding transactions with affiliates is that they should be made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All transactions other than compensatory arrangements between us and our officers, directors, principal stockholders and their affiliates will be approved by our Audit Committee or a majority of the disinterested directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties. We describe below agreements we have with one or more of our officers, directors, principal stockholders and their affiliates under which payments exceeding $120,000 were made in 2006.
     Lease agreement. We entered into a lease agreement dated as of October 13, 1999 with Duck Pond Creek, LLC to lease the space for our headquarters in Charleston, South Carolina. Duck Pond Creek is a South Carolina limited liability company, 4% of which is owned by each of Louis J. Attanasi and Gerard J. Zink, two of our named executive officers. Under this lease, we made payments to Duck Pond Creek totaling approximately $4.8 million in 2006. The term of the lease is for 10 years with two five-year renewal options. The current annual base rent of the lease is approximately $5.3 million. The base rate escalates annually at a rate equal to the change in the consumer price index, as defined in the agreement. Based on publicly-available survey data on office space rental rates in our area at the time we entered into the lease, we believe that this lease agreement is on terms at least as favorable to us as could have been obtained from an unaffiliated third party.
     Director Carolyn Miles and Save the Children. Carolyn Miles is the Executive Vice President and Chief Operating Officer of Save the Children, a nonprofit organization. Save the Children is a customer of ours and paid us approximately $215,000 for software and services in 2006 pursuant to a standard customer agreement.

AUDIT COMMITTEE REPORT
     Our Audit Committee has (1) reviewed and discussed the audited financial statements with management, (2) discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, and (3) received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1, and has discussed the accounting firms’ independence with the independent registered public accounting firm. Based upon these discussions and reviews, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and filed with the SEC.
     Our Audit Committee is currently composed of the following three directors, all of whom are independent directors as defined in Rule 4200(a)(14) of the Nasdaq listing standards and Section 10A(m)(3) of the Exchange Act: Andrew M. Leitch, George H. Ellis and Marco W. Hellman. The Board of Directors has determined that Mr. Leitch is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC. Our Audit Committee operates under a written charter adopted by our Board of Directors, a copy of which is available under Corporate Governance in the Company — Investor Relations section of our website at www.blackbaud.com.
     PricewaterhouseCoopers LLP served as our independent registered public accounting firm for 2006 and audited our consolidated financial statements for the year ended December 31, 2006.
Summary of Fees
     The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis.
     The following table summarizes the aggregate fees billed for professional services rendered to us by PricewaterhouseCoopers LLP in 2005 and 2006. A description of these various fees and services follows the table.

	2005	2006
Audit Fees	$1,119,948	$914,778
Audit-related Fees	—	—
Tax Fees	114,061	7,135
All Other Fees	—	—

Total	$1,234,009	$921,913

Audit Fees
     The aggregate fees billed to us by PricewaterhouseCoopers LLP in connection with the annual audit of our financial statements, for the reviews of our financial statements included in the quarterly reports on Form 10-Q, the audit of our internal control over financial reporting and for other services normally provided in connection with statutory and regulatory filings, were approximately $1,119,948 and $914,778 for the years ended December 31, 2005 and 2006, respectively.
Audit-Related Fees
     There were no fees billed to us by PricewaterhouseCoopers LLP for audit-related services for the years ended December 31, 2005 and 2006.

Tax Fees
     The aggregate fees billed to us by PricewaterhouseCoopers LLP in connection with tax services were approximately $114,061 and $7,135 for the years ended December 31, 2005 and 2006, respectively. Tax Fees are fees for tax compliance, tax advice and tax planning.
All Other Fees
     We did not engage PricewaterhouseCoopers LLP for any services other than those listed above during 2005 or 2006.
     Our Audit Committee has considered whether and determined that the provision of the non-audit services rendered to us during 2006 was compatible with maintaining the independence of PricewaterhouseCoopers LLP.
THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
Andrew M. Leitch, Chairman
George H. Ellis
Marco W. Hellman
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC and Nasdaq, with copies to us. Based solely on a review of the copies of forms received by us and written representations from reporting persons, we believe that during 2006, our officers, directors and 10% stockholders complied with all applicable Section 16(a) filing requirements except that for the following:
•	Charles T. Cumbaa filed a Form 4 on May 2, 2006 reporting the acquisition of 10,000 shares of our common stock directly upon the exercise of options on January 16, 2006 and the disposition of 10,000 shares of our common stock on the same date.

•	Charles T. Cumbaa filed a Form 4 on July 7, 2006 reporting the acquisition of 10,000 shares of our common stock directly upon the exercise of options on July 3, 2006 and the disposition of 10,000 shares of our common stock on the same date.

•	George H. Ellis, Andrew M. Leitch and John P. McConnell each filed a Form 4 on July 27, 2006 reporting the acquisition of 2,643 shares of our common stock on July 1, 2006.

•	Marco W. Hellman filed a Form 4 on July 27, 2006 reporting the acquisition of 3,965 shares of our common stock on July 1, 2006.

•	John J. Mistretta filed a Form 4 on November 1, 2006 reporting the forfeiture of 1,088 shares to us in connection with the satisfaction of tax liabilities incurred upon the vesting of restricted stock on August 22, 2006.

•	Anthony J. Powell filed a Form 4 on April 10, 2006 reporting the acquisition of 2,039 shares of our common stock directly upon the exercise of options on March 10, 2006 and the disposition of 2,039 shares of our common stock on the same date.

STOCKHOLDER PROPOSALS
     Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our bylaws, a copy of which was filed as Exhibit 3.2 to our Registration Statement on Form S-1/A filed with the SEC on April 6, 2004. No stockholder proposals were received for consideration at our 2007 annual meeting of stockholders.
     Under SEC Rule 14a-8, in order for a stockholder proposal to be included in our proxy solicitation materials for our 2008 annual meeting of stockholders, it must be delivered to our Corporate Secretary at our principal executive offices by January 4, 2008; provided, however, that if the date of the 2008 annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after June 13, 2008, notice by the stockholder must be delivered not later than the close of business on the later of (1) the 90th day prior to the 2008 annual meeting or (2) the 10th day following the day on which public announcement of the date of the 2008 annual meeting is first made.
     Under our bylaws, in order for a stockholder to bring any business before a stockholder meeting, the stockholder must provide us written notice not more than seventy-five (75) and not less than forty-five (45) days before the meeting in writing by registered mail, return receipt requested. Any such notice shall set forth the following as to each matter the stockholder proposes to bring before the meeting: (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and, if such business includes a proposal to amend our bylaws, the language of the proposed amendment; (b) the name and address, as they appear on our corporate books, of the stockholder proposing such business; (c) the class and number of our shares that are beneficially owned by such stockholder; (d) a representation that the stockholder is a holder of record of stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; and (e) any material interest of the stockholder in such business. In the absence of such notice meeting the above requirements, a stockholder shall not be entitled to present any business at any meeting of stockholders.
OTHER MATTERS
     We do not know of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board of Directors recommends.
THE BOARD OF DIRECTORS
Dated: April 30, 2007

BLACKBAUD, INC.
PROXY FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          The undersigned stockholder of Blackbaud, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 2007, and hereby appoints Marc E. Chardon and Timothy V. Williams and each of them proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders of Blackbaud, Inc., to be held on Wednesday, June 13, 2007 at 10:00 a.m. at the company’s headquarters located at 2000 Daniel Island Drive, Charleston, South Carolina 29492 and any adjournment(s) thereof, and to vote all common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
Election of Directors
          1.The Board of Directors recommends a vote FOR the listed Class C Director nominees for a three-year term expiring in 2010.

	FOR	WITHHOLD
01- Marc E. Chardon	☐	☐
02- John P. McConnell	☐	☐
Issues
The Board of Directors recommends a vote FOR the following proposal:
          2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN
In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting and at any adjournment(s) thereof.
MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW      ☐

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, (2) FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2007 FISCAL YEAR .

Both of such attorneys or substitutes (if both are present and acting at said meeting or any adjournment(s) thereof, or, if only one shall be present and acting, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder

Dated:	, 2007
Signature:

Signature:

(This proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)